                              [LOGO] WELLS FARGO



                                 EXHIBIT 10.10

National Financial Services
MAC #6101-133                     May 28, 1999
1300 S.W. 5th Avenue
P.O. Box 3131
Portland, OR 97204


Standard Insurance Company
1100 S.W. 6/th/ Avenue
Portland, Oregon 97201


Ladies and Gentlemen:


     This letter is to confirm that Wells Fargo Bank, N. A. ("Bank"), subject to all terms and conditions contained herein, has agreed to make available to Standard Insurance Company ("Borrower") a revolving line of credit under which Bank will make advances to Borrower from time to time up to and including May 26, 2000, not to exceed at any time the maximum principal amount of Ten Million Dollars ($10,000,000) ("Line of Credit"), the proceeds of which shall be used to fund timing differences between liquidation of existing investments and acquisition of new investments.

LINE OF CREDIT:

     Borrowing and Repayment. Borrower may from time to time during the term of
     -----------------------
the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow as set forth in the Revolving Credit Note evidencing the Line of Credit ("Revolving Credit Note"); provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

INTEREST/FEES:

     Interest. The outstanding principal balance of the Line of Credit shall
     --------
bear interest at the rates set forth in the Revolving Credit Note.

     Commitment Fee. Borrower shall pay to Bank a fee equal to one-eighth
     --------------
percent (1/8%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the amount of the Line of Credit (used or unused), which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each August, November, February, and May.

Standard Insurance Company
May 28, 1999
Page 2


REPRESENTATIONS AND WARRANTIES:

    The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

    The representations and warranties contained herein and in the Revolving Credit Note must be true on and as of the date Borrower accepts this letter and on the date of each borrowing pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date.

CONDITIONS PRECEDENT:

    Prior to Bank's extension to Borrower of any credit contemplated by this letter, all of the following shall have occurred:

    Corporate Resolution and Incumbency Certificate. Bank shall have received
    -----------------------------------------------
copies of resolutions of the Board of Directors of the Borrower, in form and substance satisfactory to Bank, approving execution and performance of this letter and the Revolving Credit Note. Bank shall also have received an incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower, certifying the names and signatures of the officers of the Borrower authorized to sign this letter and the Revolving Credit Note.

    Loan Documents. Borrower shall have executed and delivered to Bank, any and
    --------------
all promissory notes and other documents required by Bank to evidence Bank's extension of credit pursuant to the terms and conditions of this letter, all of which shall be in form and substance satisfactory to Bank and shall include, in addition to the terms and conditions of this letter, such representations, warranties, conditions, covenants, events of default and other provisions as Bank deems appropriate.

    Financial Condition. There shall have been no material adverse change, as
    -------------------
determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of a substantial or material portion of the assets of Borrower.

COVENANTS:

    As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower:

    (a) a copy of the Borrower's consolidated balance sheet of itself and its consolidated subsidiaries as at the end of each fiscal year and the related consolidated statements of income and retained earnings (or comparable statement) employed in the business and changes in financial position and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Bank; all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to the Bank and in accordance with generally acceptable accounting principles applied consistently throughout the periods reflected therein (except as approved by such accountants and disclosed therein); and

Standard Insurance Company
May 28, 1999
Page 3


    (b) the annual financial statements of the Borrower as of the end of such fiscal year, as filed with (and in the form required under applicable law and regulations of) the state or states licensing the Borrower, accompanied by or including the opinion or statement of the Borrower's actuary required to be filed with such annual financial statements.

    As soon as available, but in any event within 45 days after the end of each of the first three quarters of each fiscal year:

    (a) the Borrower's unaudited consolidated balance sheet of itself and its consolidated subsidiaries as at the end of each such period and the related unaudited consolidated statements of income and retained earnings (or comparable statement) and changes in financial position and cash flow for each such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statements, certified by a duly authorized officer of the Borrower as being fairly stated in all material respects subject to year end adjustments; all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to the Bank and in accordance with generally accepted accounting principles applied consistently throughout the periods reflected therein; and

    (b) the quarterly financial statements of the Borrower as of the end of each such period, as filed with (and in the form required under applicable law and regulations of) the state or states licensing the Borrower, accompanied by or including the opinion or statement of the Borrower's actuary required to be filed with such quarterly financial statements.

ADDITIONAL TERMS AND PROVISIONS:

    Whether or not any credit is extended to Borrower or any documents are agreed to and executed, Borrower shall be liable for and shall pay to Bank, immediately upon demand, the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel) expended or incurred by Bank in connection with the negotiation and/or preparation of this letter, and any contracts, instruments and documents required hereunder or thereunder.

    Borrower shall perform all acts reasonably necessary to ensure that (i) Borrower and any business in which Borrower holds a substantial interest, and
(ii) all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this paragraph, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms of this paragraph as Bank may from time to time require.

    This letter shall be governed by and construed in accordance with the laws of the State of California. Upon the demand of any party, any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, arising under or in any way pertaining to this letter or any extensions of credit or other activities, transactions or

Standard Insurance Company
May 28, 1999
Page 4


obligations of any kind related hereto, shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with the AAA Commercial Arbitration Rules and the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision herein. Bank's current standard provision governing arbitration of disputes is deemed incorporated herein as though set forth in full and shall be included in full in the contracts, instruments and documents required hereby. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration.

    The commitment set forth herein is personal to Borrower and may not be transferred or assigned without the prior written consent of Bank. Neither this letter, nor any portions hereof, may be disclosed or exhibited to any person or entity without the prior written consent of Bank.

    Bank reserves the right to terminate this commitment at any time prior to receipt by Bank of a copy of this letter executed below by Borrower.

    Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions. Unless accepted or terminated, this commitment shall expire on June 15, 1999. If the loan documentation required by Bank hereunder is not completed and the credit contemplated hereby has not been extended by Bank to Borrower for any reason by June 28, 1999, then this commitment shall expire on said date.

                                             Sincerely,

                                             WELLS FARGO BANK,
                                               NATIONAL ASSOCIATION

                                             By:   /s/ John R. Bean
                                                -------------------------------
                                                Name:  John R. Bean
                                                     --------------------------
                                                Title: Assistant Vice President
                                                      -------------------------


Acknowledged and accepted as of 6/24/99:

STANDARD INSURANCE COMPANY

By: /s/ Eric E. Parsons
    --------------------------------
  Name:  Eric E. Parsons
       -----------------------------
  Title: Sr. Vice President & CFO
       -----------------------------

By: /s/ Patricia J. Brown
    --------------------------------
  Name:  Patricia J. Brown
         ---------------------------
  Title: AVP, Controller & Treasurer
         ---------------------------

                             REVOLVING CREDIT NOTE
                      (Eurodollar, LIBO & Fed Funds Rates)
        $10,000,000                                                May 28, 1999
                                                        Los Angeles, California


    On May 26, 2000 (the "Maturity Date"), for value received, the undersigned (the "Borrower") hereby promises to pay to the order of WELLS FARGO BANK, N.A. (the "Bank") at its offices at 707 Wilshire Boulevard, 16/th/ Floor, Los Angeles, California 90017, the principal amount of Ten Million Dollars ($10,000,000) (the "Revolving Commitment"), or so much thereof as shall be outstanding on said date. If at any time the amount outstanding under this Note shall exceed the Revolving Commitment, the Borrower shall immediately repay the Loans in an amount sufficient to reduce the outstanding balance hereunder to an amount not in excess of the Revolving Commitment. Any such repayment shall first be applied against outstanding Eurodollar Rate Loans.

    The Bank agrees, on the terms and conditions set forth herein, to make
Loans to the Borrower from time to time during the period from the date hereof to and including the Maturity Date in an aggregate amount not to exceed the Revolving Commitment. Loans (other than Fed Funds Loans) shall be in a minimum amount of One Million Dollars ($1,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) above such amount. Fed Funds Loans shall be in a minimum amount of Five Million Dollars ($5,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) above such amount.

    Interest on the unpaid principal balance shall accrue from the date of this Note as set forth herein. Prior to maturity and provided there is no default hereunder, the Borrower may borrow, repay and reborrow hereunder so long as the aggregate amount of advances does not exceed, after taking into consideration any proposed Loan, the Revolving Commitment.

    The following capitalized terms are defined as set forth below:

       "Applicable Margin": One and one-quarter percent (1 1/4%).

       "Business Day": A day other than a Saturday, Sunday or any day on which commercial banks in California are authorized or required by law to close.

       "Eurodollar Business Day": A day which is a Business Day and on which dealings in dollar deposits may be carried out in the Eurodollar interbank market.

       "Eurodollar Loans": Loans hereunder at such time as the accruing interest is based upon the Eurodollar Rate.

    "Eurodollar Rate": for each Interest Period the sum of (a) (i) the prevailing rate of interest per annum determined by the Bank to be the rate at which dollar deposits for the relevant Interest Period would be offered to the Lender in the approximate amount of the relevant Eurodollar Loan in the Eurodollar interbank market upon request of the Bank for delivery on the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day on which the pricing for the relevant Eurodollar Loan is set (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as in effect at the time the Bank quotes the rate to the Borrower) for Eurocurrency funding of domestic assets (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of such System (such rate to be adjusted to the next higher 1/16 of 1%), plus (b) a margin determined by the Bank.

    "Fed Funds Loans": Loans hereunder at such time as the accruing interest is based upon the Fed Funds Rate.

    "Fed Funds Rate": for any day an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on any day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such Business Day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as calculated by the Bank and presented in reasonable detail to Borrower.

    "Interest Payment Date": The last day of each Interest Period of a Loan and the Maturity Date. Interest on Prime Rate Loans and Fed Funds Loans is payable on demand.

    "Interest Period":

    (i) initially, the period commencing on, as the case may be, the borrowing or conversion date with respect to such Loan and ending one, two, or three month(s) thereafter as selected by the Borrower in its notice of borrowing or its notice of conversion, as provided hereafter, and

    (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, two, or three month(s) thereafter as selected by the Borrower in its notice of continuation as provided hereafter;

provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

   (a) if any Interest Period for a LIBO Rate Loan would otherwise end on a day which is not a LIBO Business Day, that Interest Period shall be extended to the next succeeding LIBO Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBO Business Day;

   (b) if any Interest Period for a Eurodollar Loan would otherwise end on a day which is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day.

   (c) the Borrower may not select an Interest Period with respect to any portion of principal of a Loan which extends beyond the Maturity Date or a date on which the Borrower is required to make a scheduled payment of part or all of that at portion of principal; and

   (d) there shall be no more than six Interest Periods for Eurodollar Loans and LIBO Rate Loans outstanding at any time.

Each day constitutes an Interest Period for Prime Rate Loans and Fed Funds
Loans.

    "LIBO Business Day": A day which is a Business Day and on which dealings in dollar deposits may be carried out in the London interbank market.

    "LIBO Rate": For each Interest Period (i) the rate of interest determined by the Bank at which deposits for the relevant Interest Period would be offered to it in the approximate amount of the relevant LIBO Rate Loan in the London interbank market upon request of the Bank at 11:00 A.M. (London time) on the day which is two LIBO Business Days prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two LIBO Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as in effect at the time the Bank quotes the rate to the Borrower) for Eurocurrency funding of domestic assets (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of such System (such rate to be adjusted to the next higher 1/16 of 1%).

    "LIBO Rate Loans": Loans hereunder at such time as the accruing interest is based upon the LIBO Rate.

    "Loan(s)": Collectively and severally each portion of the principal amount outstanding hereunder which, as determined by the interest rate applicable to it, is a Eurodollar Loan, LIBO Rate Loan, Fed Funds Loan or Prime Rate Loan.

    "Prime Rate": A base rate that the Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.

    "Prime Rate Loans": Loans hereunder at such time as the accruing interest is based upon the Prime Rate.

    Loans which are LIBO Rate Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBO Rate determined for such Interest Period, plus the Applicable Margin. Loans which are Eurodollar Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period. Loans which are Fed Funds Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Fed Funds Rate determined for such Interest Period, plus the Applicable Margin. Loans which are Prime Rate Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Prime Rate determined for such Interest Period. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan. In no event shall interest on a Loan exceed the maximum rate permitted by applicable law.

    Notwithstanding anything to the contrary contained herein, if all or a portion of the principal amount of any of the Loans made hereunder or any interest accrued thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue amount shall bear interest at a rate per annum which is equal to the greater of: two percent (2%) above the rate applicable from time to time to the Loan and two percent (2%) above the Prime Rate. In addition, such Loan shall be converted to a Prime
Rate Loan at the end of the then current Interest Period.

    Interest shall be calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed.

    The Borrower acknowledges that interest rates may vary daily and during the day and that, as a result, the interest rate applicable to principal for one Interest Period or

Loan may differ from the interest rate applicable to principal for another Interest Period or Loan. The Borrower agrees that any notice of an interest rate election given to the Bank is irrevocable and that, therefore, the Borrower is "at risk" to the extent that the Borrower and the Bank will not know the actual interest rate the Borrower must pay until the date the interest rate commences or is otherwise set. The Borrower acknowledges that any quote provided by the Bank prior to the date of applicability is only an estimate and shall not be binding as to the actual rate.

    Notwithstanding anything to the contrary contained in this Note except the paragraphs limiting the availability of certain interest rate options, a Fed Funds Rate, a Eurodollar Rate or LIBO Rate may be selected by the Borrower to apply to a Loan only prior to the Maturity Date and provided there is no default hereunder or under any agreement with the Bank involving an extension of credit, and so long as no event exists which, with the giving of notice or passage of time, or both, would constitute a default hereunder. Each borrowing, conversion or continuation notice shall be a representation and warranty by the Borrower that there exists as of the date of the notice no default or event as set forth in the immediately preceding sentence.

    The Borrower may borrow under the Revolving Commitment on any Business Day if the Loan is to consist of a Fed Funds Loan or a Prime Rate Loan, on any Eurodollar Business Day if the Loan is to consist of a Eurodollar Loan, and on any LIBO Business Day if the Loan is to consist of a LIBO Rate Loan, provided that the Borrower shall give the Bank irrevocable notice (which notice must be received by the Bank prior to 11:00 A.M., Los Angeles time) (i) on the Business Day which is the requested borrowing date in the case of a Fed Funds Loan or a Prime Rate Loan, (ii) on the Eurodollar Business Day which is the requested borrowing date in the case of a Eurodollar Loan, and (iii) three LIBO Business Days prior to the requested borrowing date in the case of a LIBO Rate Loan, specifying (a) the amount of the proposed Loan, (b) the requested date of the Loan, (c) whether the Loan is to consist of a Fed Funds Loan, Prime Rate Loan, Eurodollar Loan or LIBO Rate Loan, and (d) if the Loan is to be a Eurodollar Loan or LIBO Rate Loan, the length of the Interest Period therefor. The proceeds of the Loan will then be made available to the Borrower by the Bank on the requested date of the Loan by crediting the account of the Borrower on the books of the Bank, or as otherwise directed by the Borrower.

    The Borrower may elect from time to time to convert an outstanding Loan from a Loan bearing interest at a rate determined by reference to one basis to a Loan bearing interest at a rate determined by reference to an alternative basis by giving the Bank (i) prior irrevocable notice (which must be received by Bank prior to 11:00 A.M., Los Angeles time) on the Business Day of the conversion, of an election to convert a Loan to a Fed Funds Loan, (ii) at least three LIBO Business Days' prior irrevocable notice (which notice must be received by the Bank prior to 11:00 A.M., Los Angeles time) of an election to convert a Loan to a LIBO Rate Loan, and (iii) prior irrevocable notice (which notice must be received by the Bank prior to 11:00 A.M., Los Angeles time) on the Eurodollar Business Day of the conversion, of an election to convert a Loan to a

Eurodollar Loan, provided that any conversion of a Loan shall only be made on the last day of the Interest Period with respect thereto. The Borrower may elect from time to time to continue its outstanding Fed Funds Loans, Eurodollar Loans and LIBO Rate Loans upon the expiration of the Interest Period(s) applicable thereto by giving to the Bank (i) prior irrevocable notice of continuation (which must be received by Bank prior to 11:00 A.M., Los Angeles time) on the Business Day of the continuation of a Fed Funds Loan, (ii) at least three LIBO Business Days' prior irrevocable notice of continuation (which must be received by Bank prior to 11:00 A.M., Los Angeles time) of a LIBO Rate Loan and (iii) prior irrevocable notice of continuation (which must be received by Bank prior to 11:00 A.M., Los Angeles time) on the Eurodollar Business Day of the continuation of a Eurodollar Loan. Each notice electing to convert or continue a Loan shall specify: (i) the proposed conversion/continuation date; (ii) the amount of the Loan to be converted/continued; (iii) the nature of the proposed continuation/conversion; and (iv) the requested Interest Period. On the date on which such conversion or continuation is being made the Bank shall take such action as is necessary to effect such conversion or continuation. Subject to the limitations set forth in this Note, all or any part of outstanding Loans may be converted or continued as provided herein, provided that partial conversions or continuations shall be in the same amounts as set forth for new Loans in the beginning paragraphs of this Note.

   Notices of borrowing, conversion or continuation may be given orally (including telephonically) or in writing (including telex or facsimile transmissions) and any conflict applicable to any Loan shall be determined by the Bank's books and records. The Bank's failure to receive any notice regarding a particular Loan shall not relieve the Borrower of its obligations to repay the Loan made and to pay interest thereon. The Bank shall not incur any liability to the Borrower in acting upon any notice of borrowing which the Bank believes in good faith to have been given by a person duly authorized to borrow on behalf of the Borrower. Upon failure of the Bank to receive timely notice from the Borrower selecting a particular interest rate option with respect to a proposed Loan request, conversion or continuation, such Loan shall be a Prime Rate Loan.

   The Borrower may at its option pay the Loans, in whole or in part, at any time and from time to time, provided the Bank shall have received from the Borrower notice of any such payment at least one Business Day prior to the date of the proposed payment if such date is not the last day of the then current Interest Period for such loan, in each case specifying the date and the amount of payment. Partial payments hereunder shall be in an aggregate principal amount of the lesser of (a) Fifty Thousand Dollars ($50,000) or any integral multiple thereof and (b) the balance of the Loan being paid.

   The Borrower agrees to indemnify and to hold the Bank harmless from any loss or expense, including, but not limited to, any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its Eurodollar Loans or LIBO Rate Loans hereunder, which the Bank may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on the Eurodollar Loans or LIBO Rate Loans of the Bank, (ii) default by the Borrower in making a conversion or continuation after the Borrower has given a notice of such conversion or continuation, (iii) default by the Borrower in making any payment after the Borrower has given a notice of payment, or (iv) the Borrower making any payment of a Eurodollar Loan or LIBO Rate Loan on a day other than the last day of the then current Interest Period for such Loan. It shall be assumed that the Bank had funded or would have funded, as the case may be, 100% of the Eurodollar Loans in the Eurodollar interbank market, or one hundred percent (100%) of the LIBO Rate Loans in the London interbank market for a corresponding amount and term. In the event of a payment set forth in (iv) above, the Borrower shall be credited with a reinvestment interest rate equal to one-sixteenth of one percent (.0625%) less than the rate of interest generally available to the Bank at the time of the payment for a period of time approximately equal to the period remaining on the then applicable Interest Period and for an amount approximately equal to the amount of the payment. The determination of such amount by the Bank shall be presumed correct in the absence of manifest error. This covenant shall survive payment of this Note.

  In the event that the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or LIBO Rate applicable for any Interest Period with respect to a requested Loan or that such rate of interest is not generally available to the Bank or does not adequately cover the cost of funding such Loan, the Bank shall forthwith give notice of such determination to the Borrower not later than 1:00 P.M., Los Angeles time, on the requested borrowing date, the requested conversion date or the last day of an Interest Period of a Loan which was to be continued as a Eurodollar Loan or LIBO Rate Loan. If such notice is given and has not been withdrawn (i) any requested Eurodollar Loan or LIBO Rate Loan as the case may be, shall be made as a Prime Rate Loan, or, at the Borrower's option, such Loan shall not be made, (ii) any Loan that was to have been converted to a Eurodollar Loan or a LIBO Rate Loan, as the case may be, shall be continued as, or converted into, a Prime Rate Loan and (iii) any outstanding Eurodollar Loan or LIBO Rate Loan, as the case may be, shall be converted, on the last day of the then current Interest Period with respect thereto, to a Prime Rate Loan. Until such notice has been withdrawn by the Bank, no further Eurodollar Loans or LIBO Rate Loans, as the case may be, shall be made and the Borrower shall not have the right to convert a Loan to a Eurodollar Loan or LIBO Rate Loan, as the case may be. The Bank will review the circumstances affecting the Eurodollar interbank market and the London interbank market, as the case may be, from time to time and the Bank will withdraw such notice at such time as it shall determine that the circumstances giving rise to said notice no longer exist.

  In the event that any law, regulation or directive or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

     (a) does or shall subject the Bank to any tax of any kind whatsoever with respect to this Note or any Loan made hereunder, or change the basis of taxation of payments to the Bank of principal, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Bank);

     (b) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by or other credit extended by, or any other acquisition of funds by, any office of the Bank which are not otherwise included in the determination of any Eurodollar Rate or the LIBO Rate at the time a Loan was originally extended;

     (c) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or other requirement against commitments to extend credit;

     (d) does or shall impose on the Bank any other condition; and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining its Revolving Commitment, Eurodollar Loans or LIBO Rate Loans or to reduce any amount receivable thereunder (which increase in cost shall be determined by the Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), then, in any such case, the Borrower shall pay to the Bank, within three Business Days of its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable as determined by the Bank with respect to this Agreement. If the Bank becomes entitled to claim any additional amounts pursuant to this paragraph, it shall notify the Borrower of the event by reason of which it has become so entitled. A statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence, submitted by the Bank to the Borrower, shall be conclusive in the absence of manifest error.

   Notwithstanding any other provision herein, if any law, regulation treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful, impossible or impracticable for the Bank to make or maintain Eurodollar Loans or LIBO Rate Loans as contemplated by this Agreement,
(a) the commitment of the Bank hereunder to make Eurodollar Loans or LIBO Rate Loans or convert Loans to Eurodollar Loans or LIBO Rate Loans shall forthwith be cancelled and (b) the Bank's Loans then outstanding as Eurodollar Loans or LIBO Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the last day of the then existing Interest Period or within such earlier period as required by law. The Borrower hereby agrees to pay the Bank, within three Business Days of its demand, any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this paragraph, including but not limited to any interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans or LIBO Rate Loans hereunder (the Bank's notice of such costs, as certified to the Borrower, to be conclusive absent manifest error).

   The books and records of the Bank shall be conclusive evidence of any advance or payment hereunder and computation by the Bank of interest due shall be conclusive, absent manifest error.

   Both principal and interest on this Note are payable in lawful currency of the United States of America without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Note. The Borrower will pay the amounts necessary such that the gross amount of principal and interest received by the Bank shall not be less than that required under this Note. All stamp and documentary taxes shall be paid by the Borrower. If, notwithstanding the foregoing, the Bank pays any such tax, the Borrower will reimburse the Bank upon demand for the amount so paid.

   Any of the following shall constitute an event of default under this Note:

     (a) The nonpayment when due of principal or interest under this Note or any other obligation of any nature or description owed by the Borrower to the Bank;

     (b)  The dissolution or termination of business of the Borrower;

     (c) The filing of any petition in bankruptcy or the commencement of any proceeding under bankruptcy, insolvency or other laws relating to the relief of debtors, or the readjustment of any indebtedness, either through reorganization, composition, extension or otherwise, by the Borrower;

     (d) The making of an assignment for the benefit of creditors by the Borrower;

     (e)  The appointment of a receiver of any property of the Borrower;

     (f) Any seizure vesting of rights, or intervention by or under any authority, of any government in the Borrower or any of its property;

     (g) The entry of a judgment which, in the Bank's opinion, materially impairs the ability of the Borrower to meet its obligations to the Bank;

     (h) The failure of the Borrower to furnish any financial information upon the request of the Bank;

     (i) Any material misrepresentation of the Borrower to the Bank in obtaining credit or the breach of any agreement of the Borrower with the Bank arising from or in connection with any extension of credit; or

     (j) The institution of any proceeding against the Borrower for which forfeiture of any property is a potential penalty.

Upon the occurrence of any event set forth in (c) above, this Note and any other obligation owed to the Bank by the Borrower shall become due and payable in full and the Revolving Commitment shall terminate. At any time after the occurrence of any other event of default set forth above, this Note and any other obligation owed to the Bank by the Borrower may, at the Bank's discretion, become immediately due and payable in full and the Bank may immediately terminate the Revolving Commitment.

     If this Note is placed in the hands of an attorney for collection, the Borrower, each endorser and each guarantor agrees to pay all costs and expenses of the Bank, including reasonable attorneys' fees whether or not a suit is brought. "Reasonable attorneys' fees" shall include reasonable attorneys' fees and allocated costs of in-house counsel incurred in any and all judicial, bankruptcy and other proceedings (including appellate level proceedings) whether such proceedings arise before or after entry of a final judgment.

     The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The right to plead any and all statutes of limitation as a defense to this Note or to any agreement to pay the same, is hereby expressly waived by such parties to the fullest extent permitted by law.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

ARBITRATION

     (a)  Arbitration. Upon the demand of any party, any Dispute shall be
          -----------
resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of these provisions. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Note, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to this Note, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to this Note. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

     (b)  Governing Rules. Arbitration proceedings shall be administered by the
          ---------------
American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All

Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in this Note. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C.
(SS)91 or any similar applicable state law.

     (c)  No Waiver; Provisional Remedies, Self-Help and Foreclosure. No
          ----------------------------------------------------------
provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

     (d)  Arbitrator Qualifications and Powers; Awards. Arbitrators must be
          --------------------------------------------
active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive law applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

     (e)  Judicial Review. Notwithstanding anything herein to the contrary, in
          ---------------
any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of
(A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

     (f)  Miscellaneous. To the maximum extent practicable, the AAA, the
          -------------
arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to this Note or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of this Note or any relationship between the parties.

STANDARD INSURANCE COMPANY


By: /s/ Eric E. Parsons
    ----------------------------------
    Name: Eric E. Parsons
          ----------------------------
    Title:  Sr. Vice President & CFO
          ----------------------------

By: /s/ Patricia J. Brown
    ----------------------------------
    Name:  Patricia J. Brown
         -----------------------------
    Title: AVP, Controller & Treasurer
          ----------------------------


Address  1100 SW Sixth Avenue
       -------------------------------
         Portland, Oregon 97204
--------------------------------------

______________________________________

                              [LOGO OF WELLS FARGO]


National Financial Services
MAC #6101-133
1300 SW. 5th Avenue                                               May 28, 1999
P.O. Box 3131
Portland, OR 97204

     Standard Insurance Company
     1100 SW. 6/th/ Avenue
     Portland, Oregon 97201

     Ladies and Gentlemen:

     Reference is made to the letter agreement of even date herewith (the "Letter Agreement") between Wells Fargo Bank, N.A. ("WFB") as lender and Standard Insurance Company ("Borrower") as borrower, and the Revolving Credit Note of even date herewith (the "Note") executed by Borrower in favor of WFB.

     Notwithstanding anything to the contrary in the Letter Agreement or the Note, as a condition to WFB's making any advance to Borrower under the Letter Agreement and the Note, Borrower shall, concurrently with each request for an advance thereunder, provide WFB with a certificate, in the form of Exhibit A attached hereto and executed by the Secretary of Borrower, certifying to WFB that the requested advance meets the conditions for authorization set forth in the Short-Term Borrowing Resolution dated April 29, 1998 previously provided to WFB.

     Except as modified by this letter, the terms of the Letter Agreement and the Note remain in full force and effect.

     If the above terms and conditions are acceptable to you, please indicate by signing and returning, the enclosed copy of this letter and the original note.

     We sincerely appreciate the opportunity to continue to provide you with this competitive source of short-term funding.

     WELLS FARGO BANK, N. A.


     By: /s/ John R. Bean
        ----------------------------------
     John R. Bean
     -------------------------------------
     Name

     Assistant Vice President
     -------------------------------------
     Title


     Accepted By:

     STANDARD INSURANCE COMPANY


     By: /s/ Eric E. Parsons
     -------------------------------------
     Name

       Sr. Vice President & CFO
     -------------------------------------
     Title


     By: /s/ Patricia J. Brown
     -------------------------------------
       Patricia J. Brown
     -------------------------------------
     Name

       AVP, Controller & Treasurer
    --------------------------------------
    Title

May 28, 1999
Page 2



                                   EXHIBIT A

                              FORM OF CERTIFICATE


The undersigned Secretary of Standard Insurance Company (the "Company") hereby certifies that as of the date hereof and as of the date of the requested advance, WFB is one of Company's principal banks of deposit, that such advance constitutes a "short-term borrowing" of Company and that such advance together with all other borrowings authorized by the Short-Term Borrowing Resolution dated April 29, 1998 previously provided to WFB does not exceed six percent of Company's total assets rounded out to the nearest million dollars.

Dated:  ______________, 19


                                   ______________________________
                                   J.Greg Ness, Secretary